NEWS RELEASE
FOR RELEASE APRIL 20, 2005, 5:30 A.M. PACIFIC STANDARD TIME

FOR MORE INFORMATION CONTACT:
Michael Prichinello
Modern Message
212 531-8273
mikep@modernmessage.com

               PERFECTDATA CORPORATION ACQUIRES SONA MOBILE, INC.

SIMI VALLEY, CALIFORNIA, APRIL 20, 2005 - - PerfectData Corporation (OTC
Bulletin Board: PERF.OB) announced today that it has completed the acquisition of Sona Mobile, Inc. by virtue of a reverse merger. As a result, Sona Mobile is now a wholly owned subsidiary of PerfectData and the former Sona Mobile shareholders will own approximately 80% of PerfectData on a fully diluted basis.
In connection with the Merger, PerfectData's Chairman, CEO and four out of its five directors have resigned and were replaced by Sona Mobile officers and directors.

"Transitioning to public status is a significant development for Sona Mobile and its clients alike," said John Bush, president and CEO of Sona Mobile. "As a publicly traded company, we will be able to execute on our growth strategy more aggressively and further develop additional winning applications that our customers are asking for."

Sona Mobile, Inc. (www.sonamobile.com), through its wholly-owned subsidiary,
Sona Innovations, Inc., develops and markets real-time data applications for mobile devices that allow users to execute secure transactions, view all kinds of streaming data and entertainment and exchange data with corporate systems -
wherever, whenever. Sona Mobile also makes it possible for clients to integrate their in-house information with publicly available information from markets data and news services, such as Telerate.

"After a long search for a merger candidate which would increase stockholder value for the PerfectData stockholders, we are very pleased to have consummated this Merger with Sona and look forward to a fruitful relationship," Harris A.
Shapiro, the former chairman and CEO of PerfectData, stated.

Sona Mobile's applications are used by some of the largest financial institutions in the world. Sona Mobile has offices in the United States, Canada and the United Kingdom.

The release herein may contain or identify a forward-looking statement. These statements are based on a number of assumptions and estimates, which are inherently subject to uncertainty and contingencies, many of which are beyond the control of the Company and reflect future business decisions, which are subject to change.

John Bush              Shawn Kreloff
President & CEO        Chairman

416 866-4100           416-866-4100